Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) dated December 10, 2009 pertaining to the Harris Corporation Retirement Plan of our reports (a) dated August 31, 2009, with respect to the consolidated financial statements and schedule of Harris Corporation and the effectiveness of internal control over financial reporting of Harris Corporation included in its Annual Report (Form 10-K), and (b) dated November 12, 2009, with respect to the financial statements and schedule of Harris Corporation’s Retirement Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended July 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida December 10, 2009